SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.        )

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SEMCO Energy, Inc.
 (Name of Registrant as Specified In Its Charter)

_______________________________
 (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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April 29, 2005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 24, 2005

To the Shareholders of SEMCO ENERGY, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of SEMCO Energy, Inc. (the Company) will be held at Crystal Gardens, 1195 Gratiot Boulevard, Marysville, Michigan (see map on back), on Tuesday, May 24, 2005 at 10:00 a.m. (EDT), for the following purposes:

1.     To elect three members to the Board of Directors.

2.     To transact any other business which properly comes before the meeting.

Only holders of record of the Company’s Common Stock at the close of business on March 28, 2005 may vote at the meeting.

Whether or not you plan to attend the meeting, you can ensure your shares are represented at the meeting by promptly completing, signing, dating and returning your proxy card in the enclosed postage-paid envelope or you may submit your proxy by telephone or via the internet in accordance with the instructions on the accompanying proxy card. To prevent duplication, please submit your proxy only once, either by mail, by telephone or via the internet. If you attend the meeting, you may vote in person whether or not you have submitted your proxy.

By order of the Board of Directors

Sherry L. Abbott, Corporate Secretary

1411 Third Street, Suite A, Port Huron, Michigan 48060 (810) 987-2200

1411 Third Street, Suite A, Port Huron, Michigan 48060

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of SEMCO Energy, Inc. (the Company) for use at the Annual Meeting of Shareholders on Tuesday, May 24, 2005, at 10:00 a.m. (EDT), to be held at Crystal Gardens, 1195 Gratiot Boulevard, Marysville, Michigan, and any adjournments thereof. These proxy materials are being mailed to shareholders on or about April 29, 2005.

A shareholder giving the enclosed proxy may revoke it any time before it is used by submitting a subsequent proxy (by telephone, internet or mail), by written notice to the Corporate Secretary of the Company, or by voting in person at the Annual Meeting.

Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and the Company will pay the costs of solicitation. Copies of proxy materials and the Company’s 2004 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and the Company will reimburse such record holders for their reasonable expenses for such solicitation efforts. The Company may also retain outside organizations to assist in soliciting proxies.

A copy of the Company's 2004 Annual Report is enclosed.

ELECTRONIC DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT

This proxy statement and the Company’s 2004 Annual Report are available at www.proxyvote.com. Shareholders can elect to view future proxy statements and annual reports over the internet instead of receiving paper copies in the mail.

Holders of record (see question below: What is the difference between a holder of record of the Company’s Common Stock and a beneficial owner?) may choose this option to save the Company the cost of producing and mailing these documents by:

▪	following the instructions provided when giving their proxy over the internet; or
▪	going to www.icsdelivery.com/sem and following the instructions there.

Holders of record who choose to view future proxy statements and annual reports over the internet will receive an e-mail message next year containing the internet address to use to access the Company's proxy statement and annual report. The e-mail will also include instructions for giving their proxy over the internet. Electronic delivery instructions will remain in effect until revoked in writing. It is not necessary to elect internet access each year.

Beneficial owners (see question below: What is the difference between a holder of record of the Company’s Common Stock and a beneficial owner?) should refer to information provided by their broker, bank or nominee for instructions on how to elect to view the Company's future proxy statements and annual reports over the internet if their broker, bank or nominee participates in the service. Beneficial owners who choose electronic delivery will receive an e-mail message next year containing the internet address to use to access the Company's proxy statement and annual report.

STOCK OUTSTANDING AND VOTING RIGHTS

Commonly Asked Questions
Relating to Stock Ownership and Voting Rights

Q:	Who is entitled to vote?
A:	Only holders of record of the Company’s Common Stock at the close of business on March 28, 2005 (the record date), may vote at the Annual Meeting.

Q:	What is the difference between a holder of record of the Company’s Common Stock and a beneficial owner?
A:
Many holders of Common Stock hold their shares through a broker, bank or other nominee rather than directly in their own names. As summarized below, there are some differences between shares held of record and those beneficially owned.

Holder of Record. If your shares are registered directly in your name with the Company’s transfer agent, National City Bank, you are considered the holder of record with regard to those shares. As the holder of record, you have the right to grant your proxy directly to the Company’s Board of Directors to vote your shares on your behalf at the Annual Meeting or the right to vote in person at the meeting. A proxy card is enclosed for you to use to grant your proxy to the Company’s Board of Directors.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker, bank or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use to direct your broker, bank or nominee how to vote these shares.

Q:	How can I vote my shares in person at the Annual Meeting?
A:
Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting, the Company recommends that you grant your proxy in advance as described below so that your shares will be voted even if you later decide not to attend the meeting or are unable to do so.

Shares held in street name (see beneficial owner explanation above) may be voted in person by you only if you obtain a signed proxy from the record holder (sometimes referred to as a legal proxy) giving you the right to vote the shares.

Q:	How can I assure my shares are voted without attending the Annual Meeting?
A:
You may do this by granting your proxy by way of the internet or by telephone, or by completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.

Q:	What does it mean if I receive more than one proxy or voting instruction card?
A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	May I change my proxy?
A:
You may change your proxy instructions at any time prior to the vote at the Annual Meeting. You may accomplish this by entering new instructions by way of the internet or telephone or by sending in a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions) or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request at the meeting.

Q:	How many votes are required to elect directors?
A:	The three persons receiving the highest number of votes cast will be elected.

Q:	If I don’t submit my voting instructions, will my broker vote my shares?
A:
If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute broker non-votes. Generally, broker non-votes occur when a broker is not permitted to vote on a matter without instructions from the beneficial owner and instructions have not been given. For routine matters, such as the election of directors, your broker may vote your shares without receiving your instructions.

Q:	What is the quorum requirement for the Annual Meeting?
A:
As of the record date, 28,446,845 shares of the Company’s Common Stock, representing the same number of votes, were outstanding. A majority of these outstanding shares present or represented by proxy at the Annual Meeting constitutes a quorum. A quorum is necessary to conduct the Annual Meeting. Abstentions and broker non-votes are counted for the purpose of determining a quorum.

Beneficial Ownership

The following table shows beneficial owners of more than 5% of the Company’s voting securities as of March 28, 2005, based on filings with the Securities and Exchange Commission (the SEC) and the Company’s records:

Title of Class	Name and Address	Number of Shares Beneficially Owned	Percent of Class
Common Stock	Pioneer Global Asset Management S.p.A.(1) Galleria San Carlo 6 20122 Milan, Italy	2,782,109(1)	9.8%(1)
Common Stock	Artisan Partners Limited Partnership(2) 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	2,588,640(2)	9.1%(2)

(1)
Based on a Schedule 13G filed with the SEC on March 14, 2005, by Pioneer Global Asset Management S.p.A. stating that they hold these shares of stock for investment and not with a view to directing management policies.

(2)
Based on a Schedule 13G filed with the SEC on January 26, 2005, by Artisan Partners Limited Partnership stating that they hold these shares of stock for investment and not with a view to directing management policies.

The following table reflects ownership, as of March 28, 2005, of the number of shares of the Company’s Common Stock beneficially owned by each director, nominee, and current executive officer named in the Summary Compensation Table (see the Compensation of Executive Officers and Directors section) and all directors, nominees and current executive officers as a group:

Name	(A) Shares of Common Stock(1)		(B) Exercisable Stock Options(2)	Columns A and B Combined

John M. Albertine	8,982		8,001	16,983
Edward J. Curtis	25,952	(3)	10,101	36,053	(3)
Eugene N. Dubay	5,411		9,000	14,411
John T. Ferris	74,280		10,101	84,381
Harvey I. Klein	34,618	(3)	10,101	44,719	(3)
Paul F. Naughton	0		0	0
Michael V. Palmeri	1,363		0	1,363
Mark T. Prendeville	3,581		3,834	7,415
Edwina Rogers	0		0	0
George A. Schreiber, Jr.	20,000		66,667	86,667
Thomas W. Sherman	15,059	(3)	2,001	17,060	(3)
Ben A. Stevens	1,433	(3)	0	1,433	(3)
Donald W. Thomason	21,245	(3)	10,101	31,346	(3)
John C. van Roden, Jr.	0		0	0
Steven W. Warsinske	16,999		24,350	41,349
All directors, nominees and current executive officers as a group (17 persons including those named above)	232,952	(4)	157,424	390,376	(4)
_____________
(1) Each person has sole power to vote and sell shares of the Company’s Common Stock shown, except shares held jointly with spouses or directly by spouses, minor children, or certain other relatives, and except as described in (3) below.

(2) This column includes shares of the Company’s Common Stock that may be acquired by exercising stock options within 60 days of March 28, 2005.

(3) Includes shares of the Company’s Common Stock held in a Directors’ Deferred Compensation Plan Account as follows:

Name	Directors' Deferred Compensation Shares
Edward J. Curtis	19,647
Harvey I. Klein	8,972
Thomas W. Sherman	13,059
Ben A. Stevens	1,433
Donald W. Thomason	6,285

Shares in this account may not be voted by the individual directors, but may be voted by the Board of Directors.

(4) The directors, nominees and current executive officers as a group beneficially own 0.82% of outstanding shares of the Company’s Common Stock. Including options exercisable within 60 days of March 28, 2005, the same group beneficially owns 1.35% of outstanding shares of the Company’s Common Stock. Each individual holds less than one percent of outstanding shares of the Company’s Common Stock. In 1999, the Board of Directors established new stock ownership guidelines for directors. Within five years of adoption of the guidelines or within five years of joining the Company’s Board of Directors, whichever is later, each non-employee director is expected to own shares of the Company’s Common Stock equal in value to five times the director's annual retainer. Once the required shares are acquired, such shares must be retained throughout the remainder of the individual’s directorship and no additional shares need be acquired regardless of fluctuations in the Common Stock price.

ITEM 1 -- ELECTION OF DIRECTORS

Holders of shares of the Company’s Common Stock are entitled to vote for directors on a cumulative voting basis. Each holder of record may cast a number of votes equal to the number of shares of Common Stock owned, multiplied by the number of directors to be elected. Votes may be cast for a single nominee or distributed among nominees. Holders of record may vote their shares cumulatively at the meeting by indicating on the ballot how the votes are to be distributed among the nominees.

The Company’s Articles of Incorporation provide for three classes of directors. The term of office of each class of directors is three years and the term of one class expires each year. Approximately one-third of the Board of Directors will be elected at each annual meeting of shareholders. A vacancy can be filled by a vote of the shareholders or by the Board of Directors.

Pursuant to the provisions of the Securities Purchase Agreement (relating to the 6% Series B Convertible Preference Stock) (the Series B Preference Stock), dated March 19, 2004, between the Company and K-1 GHM, LLLP (K-1), K-1 was granted the right to nominate two members of the Board of Directors; provided that, in any event, K-1 would have the right at any time to appoint at least 22% of the Board of Directors. Mr. Jeffrey A. Safchik and Ms. Sherry A. Stanley were nominated by K-1 as its designated members of the Board of Directors and elected to the Board of Directors effective March 26, 2004. Upon the Company’s repurchase of the Series B Preference Stock from K-1, Mr. Safchik and Ms. Stanley resigned from their positions as members of the Board of Directors effective March 15, 2005. On April 19, 2005, the Board of Directors elected Paul F. Naughton and Edwina Rogers to fill the vacancies created by the resignations of Mr. Safchik and Ms. Stanley.

The Board of Directors currently has ten members. Under the Company’s bylaws, the number of directors shall not be more than eleven. On April 19, 2005, the Board of Directors fixed the size of the Board of Directors at nine effective at the May 24, 2005 Annual Meeting of Shareholders. As a result, only three directors are to be elected at this Annual Meeting. Each of the three persons receiving the highest number of votes will be elected. Proxies are being solicited to vote for the election of the following persons:

Harvey I. Klein
George A. Schreiber, Jr.
John C. van Roden, Jr.

Messrs. Klein and Schreiber are currently directors of the Company. Mr. van Roden was recommended to the Nominating and Corporate Governance Committee by an executive officer other than the Chief Executive Officer (the CEO).

The Board of Directors does not expect that any nominee will become unavailable to serve as a director. Should that occur, however, proxies will be used to vote for another person selected by the Board of Directors.

The persons named in the enclosed proxy reserve the right to vote proxies cumulatively to the extent not inconsistent with shareholder direction. As shown on the proxy, shareholders may direct that their shares be voted for less than all three of the above-named nominees. The proxy may not be used to direct cumulative voting or to direct a vote for anyone other than the above-named nominees.

INFORMATION ABOUT NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

Name, Position and Business Experience During Past Five Years	Age	Director Since
NOMINEES (terms expiring 2008)
Harvey I. Klein President of Global Strategies Group L.C. since 1995. Global Strategies Group is a private consulting firm that provides direction to management on organization, strategic planning, quality and customer satisfaction, compensation and benefits programs, product sales and marketing, and selection and implementation of new business opportunities. Clients of Global Strategies have been primarily from the automotive, energy, financial services and entertainment industries.	66	1993
George A. Schreiber, Jr. President and Chief Executive Officer of the Company since March 2004. From September 1999 to March 2004, Chairman of the Global Energy Group of Credit Suisse First Boston, a global investment bank. From February 1997 to August 1999, President of Pinnacle West Capital Corporation, a diversified energy holding company with subsidiaries in various businesses, including electricity transmission and distribution, unregulated power production and power marketing and trading.	56	2004
John C. van Roden, Jr. Executive Vice President and Chief Financial Officer of P. H. Glatfelter Company since 2003. P.H. Glatfelter is a $600 million specialty paper producer with operations in Pennsylvania, Wisconsin, Germany, France and the Philippines. From 1998 to 2003, Senior Vice President and Chief Financial Officer of Conectiv until the merger involving Conectiv and Potomac Electric Power Company was completed. Director of H.B. Fuller Company.	56	--
OTHER DIRECTORS (terms expiring 2006)
John T. Ferris Senior Partner in law firm of Ferris & Schwedler, P.C. in Bad Axe, Michigan, since 1978.	54	1994
Paul F. Naughton Consultant with P.F. Naughton, LLC, a consulting firm which provides financial advisory services to small and mid-sized companies. From 1996 to 2004, partner in Thompson and Naughton, Inc., a company providing financial consulting, merger and acquisition services, investment banking advice, interim financial officer positions and public policy advocacy strategies on energy, taxes, telecommunications for public and private corporations.	62	2005
Edwina Rogers
Vice President, Health Policy for The ERISA Industry Committee, a Washington, D.C.-based advocate of employee benefits and compensation interests of America’s major employers. Until May 2004, Counselor to United States Senator Jeff Sessions of Alabama, handling matters before the Senate Health, Education, Labor and Pensions Committee, and advising the Senator on housing, Social Security and welfare matters. From January 2001 to November 2002, Associate Director for the National Economic Council, which advises the President of the United States on matters related to U.S. and global economic policy. From 1996 to 2000, partner in the Washington, D.C., office of the law firm Johnson, Rogers & Clifton, LLP, focusing on general corporate law, business acquisitions, international law and government affairs.
	40	2005

Name, Position and Business Experience During Past Five Years	Age	Director Since
OTHER DIRECTORS (terms expiring 2007)
John M. Albertine
Chairman of the Board of Directors of the Company since October 2004. Since 1990, Chairman and Chief Executive Officer of Albertine Enterprises, Inc., an economic forecasting, public policy, and mergers and acquisitions firm based in Washington, D.C. Chief Executive Officer of Jam Shoe Concepts, Inc. Jam Shoe Concepts, Inc. owns 100% of the assets of a retail family shoe chain with 46 stores in the midwest. Since March 2003, Trustee of the Virginia Retirement System. Dr. Albertine holds a Ph.D. in economics from the University of Virginia. Director of Intermagnetics General Corporation and Kadant Inc.
	60	2000
Ben A. Stevens
Alaska State Senator since August 2001, Alaska Senate Majority Leader from January 2003 to December 2004 and, since January 2005, Alaska Senate President. He currently has the following Alaska state legislative assignments: Senate Finance Committee member, Senate Resources Committee member, Legislative Budget and Audit Committee member, Select Committee on Legislative Ethics member, Legislative Council member, and Joint Armed Services Committee member. From 2001 until his appointment to the Company’s Board of Directors, he served on the Advisory Board for the Company’s ENSTAR Natural Gas Company division. From July 1998 to June 2001, President and CEO of Special Olympics World Winter Games Inc. From January 1992 to present, owner and managing director of Stevens & Associates, Inc., a Washington, D.C.-based government relations consulting firm.
	46	2004
Donald W. Thomason Lead Director of the Company from November 1998 to April 2003. Retired in 1999 from the Kellogg Company as Executive Vice President, Corporate Services/Technology.	61	1995

_________________

EXECUTIVE OFFICERS
Below is information (age, present position with the Company and business experience during the past five years) for the current Executive Officers except for Mr. Schreiber, who is included with the directors above.

Peter F. Clark (age 51) - Senior Vice President and General Counsel since September 2004. From 2000 to 2002, he was Vice President, General Counsel and Secretary of Conectiv until the merger involving Conectiv and Potomac Electric Power Company was completed. Conectiv is a mid-Atlantic electric and gas utility holding company with $2 billion in annual core utility business revenues. During his tenure as Vice President, General Counsel and Secretary at Conectiv, he managed the legal and internal audit services departments, set Conectiv’s legal strategy for all major matters involving the company, ensured compliance with Securities and Exchange Commission and New York Stock Exchange rules, served as ethics officer, and was lead attorney for all regulatory and legislative issues raised by the creation of competitive retail electricity markets in Delaware and Maryland. Between 1998 and 2000, he was General Counsel at Conectiv.
Eugene N. Dubay (age 56) - Senior Vice President of Operations from September 2004. Vice President from October 2002 to December 2003 and again from March 2004 to September 2004. Interim President and Chief Executive Officer from December 2003 to March 2004. SEMCO Energy Gas Company division Senior Vice President and Chief Operating Officer since October 2002. President, Kansas Gas Service Division of ONEOK, Inc. from 1997 to October 2002. During his term as President of the ONEOK Kansas Gas Service Division, Mr. Dubay was responsible for operations, marketing, and administrative matters for an autonomous distribution company serving 650,000 customers in the State of Kansas.
Michael V. Palmeri (age 46) - Senior Vice President, Treasurer and Chief Financial Officer since July 2004. From September 2000 to January 2003, Vice President of Finance and Chief Financial Officer for Pinnacle West Capital Corporation, a diversified energy holding company with subsidiaries in various businesses, including electricity transmission and distribution, unregulated power production and power marketing and trading. He held several increasingly senior financial positions during his more than 15 years with the Pinnacle West Capital Corporation.
Mark T. Prendeville (age 54) - Vice President and Deputy General Counsel since September 2004. Vice President and General Counsel from May 2003 to September 2004. Labor and Employment Counsel from February 2000 to May 2003. From 1990 through February 2000, General Counsel and Manager of Industrial Relations for Republic Die & Tool Co. of Belleville, Michigan. During Mr. Prendeville’s tenure, Republic was a tier-one supplier of sheet metal stamping dies to the auto industry.

Lance S. Smotherman (age 48) - Vice President of Human Resources since February 2005. Director of Human Resources for the Company from January 2004 to February 2005. Director of Human Resources for the Company’s non-regulated businesses from April 1999 to January 2004, with responsibility for all human resource activities other than those of the Company’s regulated gas distribution business segment.
Steven W. Warsinske (age 49) - Vice President and Controller since April 2000. SEMCO Energy Gas Company Division Vice President and Chief Accounting Officer from February 1998 to April 2000.

COMMITTEES OF THE BOARD OF DIRECTORS
AND MEETING ATTENDANCE

Membership in Committees of the Board of Directors as of December 31, 2004, was as follows:

Name	Audit	Compensation	Finance	Nominating and Corporate Governance
John M. Albertine(1)			xx
Edward J. Curtis				x
John T. Ferris		x		xx
Harvey I. Klein	x		x
Jeffrey A. Safchik(2)	x		x
George A. Schreiber, Jr.
Thomas W. Sherman	xx		x
Sherry A. Stanley(2)		x		x
Ben A. Stevens	x
Donald W. Thomason		xx		x
_________________
  x    Member
xx    Chairman

 (1)   The Chairman of the Board of Directors is expected to attend all committee meetings. Dr. Albertine was elected Chairman of the Board of Directors on October 1, 2004.
 (2)   Upon the Company’s repurchase of the Series B Preference Stock from K-1, Mr. Safchik and Ms. Stanley resigned from their positions as members of the Board of Directors effective March 15, 2005.

Under New York Stock Exchange (NYSE) rules, a majority of the Board of Directors is required to be independent. Membership on the Company’s Board of Directors is the only relationship between the Company and Dr. Albertine, Mr. Curtis, Mr. Ferris, Mr. Klein, Mr. Sherman and Mr. Thomason. Mr. Naughton has been a consultant for the Company for a number of years, but that consulting relationship ended on April 15, 2005. Mr. Naughton also served as the Company’s interim Chief Financial Officer on a non-employee basis from October 1998 to January 1999 and as the Company’s Vice President of Corporate Development on a non-employee basis from August 1997 to September 1999. Ms. Rogers served on the Company’s ENSTAR Natural Gas Company division advisory board from December 2002 to March 2003. Mr. Stevens was a member of the Company’s ENSTAR Natural Gas Company division advisory board prior to becoming a member of the Company’s Board of Directors. Mr. van Roden and Mr. Clark were members of Conectiv senior management. Neither reported to the other. The Board of Directors has determined that these relationships did not create material relationships with the Company’s management that would preclude finding Messrs. Naughton, Stevens or van Roden or Ms. Rogers to be independent. The Board of Directors has affirmatively determined that all of the non-employee directors and Mr. van Roden are independent as defined by NYSE rules and, thus, the majority of the Company’s Board of Directors is independent.

The Board of Directors held 11 meetings during 2004. Each director attended more than 75% of the total number of meetings of the Board of Directors and Committees on which he or she served in 2004.

The independent members of the Board of Directors meet regularly in executive sessions without management present. The executive sessions are led by the Chairman of the Board of Directors, who is an independent director.

Board Member Attendance at Annual Meetings
Directors are encouraged to attend annual meetings of shareholders. Ten of the Company’s eleven directors at the time of the 2004 Annual Meeting were in attendance at that meeting.

Audit Committee
The Audit Committee is comprised of independent directors, as the term is defined by NYSE rules. Seven Audit Committee meetings were held in 2004. Primary duties of this committee include the responsibility for the appointment and compensation of the Company’s independent registered public accounting firm and for the oversight of any work performed by the Company’s independent registered public accounting firm. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. The Committee also reviews the Company’s interim and annual financial statements filed with the SEC, and oversees the Company’s accounting policies, internal controls over financial reporting, risk management practices, internal auditing, and compliance with the Company’s code of conduct. During the year, the Board of Directors examined the composition of the Audit Committee in light of NYSE rules governing audit committees and confirmed that all members of the Audit Committee are independent within the meaning of those rules. For additional information about the responsibilities of the Audit Committee, see the revised and restated Audit Committee Charter, which is included in the Appendix to this proxy statement beginning at page A-1. The Committee’s charter can also be found on the Company’s website at www.semcoenergy.com in the Investor Information section under Corporate Governance. For additional information on the Audit Committee’s activities, see the Report of the Audit Committee herein.
The Board of Directors has determined that Mr. Thomas W. Sherman is an audit committee financial expert as that term is defined by SEC regulations and Mr. Sherman is independent as defined in the NYSE rules.

Compensation Committee
The Compensation Committee is comprised of independent directors, as the term is defined by NYSE rules. The Compensation Committee held three meetings in 2004. Primary duties of this committee include reviewing the Company’s general compensation strategy and recommending compensation of executive officers and directors to the Board of Directors. The Compensation Committee monitors the Company's succession planning and recommends the election of officers to the Board of Directors. The Compensation Committee administers the Company’s 2004 Stock Award and Incentive Plan. The Committee’s charter can be found on the Company’s website at www.semcoenergy.com in the Investor Information section under Corporate Governance.

Finance Committee
The Finance Committee is comprised of independent directors, as the term is defined by NYSE rules. The Finance Committee held three meetings in 2004. Primary duties of this committee include reviewing capital and operating budgets, financing plans, and significant securities offerings, prior to consideration of such matters by the Board of Directors. The Committee’s charter can be found on the Company’s website at www.semcoenergy.com in the Investor Information section under Corporate Governance.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is comprised of independent directors as the term is defined by NYSE rules. The Nominating and Corporate Governance Committee held five meetings in 2004. Primary duties of this committee include recommending director nominees and personal qualifications criteria for Board membership. Minimum qualifications are (a) a degree from an accredited college or a combination of training, experience and education; and (b) at least five years of work experience at a senior management level. Desired professional skills and personal attributes for directors include knowledge and understanding of the free enterprise system; the ability to read and understand financial and operating reports; an awareness of laws, rules and regulations governing securities and corporate governance; the absence of current or anticipated conflicts of interest; business and social integrity; a willingness to stand on personal convictions; short and long range vision; and time and commitment to fulfill their responsibilities. Additional professional skills and personal attributes are outlined in the Corporate Director Position Description, which can be found on the Company’s website at www.semcoenergy.com in the Investor Information section under Corporate Governance.

The Nominating and Corporate Governance Committee will consider shareholder recommendations of candidates for Board membership. Procedures for shareholder recommendation of director nominees are described below in the section labeled Shareholder Proposals, Communications and Recommendations for Director Nominees.
Potential director candidate suggestions may come from current directors, search firms, law firms, shareholders, or other sources. The Nominating and Corporate Governance Committee determines the Company’s current and prospective needs, then narrows the list of potential nominees based on the specific attributes being sought. The Nominating and Corporate Governance Committee then conducts interviews to determine if any of the proposed nominees are suitable and, if so, recommends nomination; if not, additional potential nominees are sought.
The Nominating and Corporate Governance Committee also recommends general criteria regarding committee composition, directors’ assignments to committees and changes to Board of Director and Company policies. The Committee’s charter can be found on the Company’s website at www.semcoenergy.com in the Investor Information section under Corporate Governance.

CORPORATE GOVERNANCE POLICIES

The Company’s Corporate Governance Policies and related documents, such as the charters of the committees listed above, articles of incorporation, bylaws and code of business conduct and ethics, can be found on the Company’s website at www.semcoenergy.com in the Investor Information section under Corporate Governance. Any shareholder who wishes to receive a print copy of the Company’s Corporate Governance Policies, committee charters, articles of incorporation, bylaws, the code of business conduct and ethics, or any other information provided on the Corporate Governance page of the Company’s website, may write to Ms. Sherry L. Abbott, Corporate Secretary, 1411 Third Street, Suite A, Port Huron, Michigan 48060.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, directors, officers and ten percent beneficial holders must file a form with the SEC to report changes in their ownership of Company securities. All such reports were filed timely for 2004 except for the following:
The initial report for Ben A. Stevens on Form 3 to report his holdings at the time he joined the Board of Directors was not filed timely as Mr. Stevens was unable to obtain electronic filing access codes before the filing deadline passed.
Two beneficial ownership changes by K-1 were not filed timely. Two transactions were reported on a single Form 4 filed on July 2, 2004. One of the transactions involved a stock dividend paid on the Series B Preference Stock on May 15, 2004. Generally, stock dividends are exempt from reporting requirements, but, because the Series B Preference Stock was held by only one shareholder, it was determined that the stock dividend did not qualify for the exemption. The other transaction was the purchase on June 1, 2004, of additional shares of the Company’s Series B Preference Stock by K-1.

CERTAIN BUSINESS RELATIONSHIPS OF DIRECTORS

Mr. Schreiber was Chairman of Credit Suisse First Boston LLC’s Global Energy Group from September 1999 until joining the Company as President and Chief Executive Officer on March 10, 2004. During the Company’s last fiscal year, Credit Suisse First Boston LLC (CSFB) acted as: (a) the Company’s financial advisor with respect to the Company’s continuing review of strategic and financial planning matters; and (b) the Company’s exclusive placement agent in connection with a private placement of equity, equity linked or debt securities of the Company, including the Series B Preference Stock. The amount of compensation the Company paid to CSFB for their services was less than five percent of CSFB’s consolidated gross revenues for CSFB’s last fiscal year.

K-1 purchased 50,000 shares of the Series B Preference Stock in 2004. The sole general partner of K-1 is K-1 Ventures Michigan, Inc. of which the sole voting shareholder is k1 Ventures Limited. Mr. Safchik is Chief Financial Officer and Chief Operating Officer of k1 Ventures Limited. Ms. Stanley is a Vice President and Secretary of K-1 Ventures Michigan, Inc. Neither Mr. Safchik nor Ms. Stanley controls the investment decisions of K-1 Ventures Michigan, Inc. or K-1. Upon the Company’s repurchase of the Series B Preference Stock from K-1, Mr. Safchik and Ms. Stanley resigned from their positions as members of the Board of Directors effective March 15, 2005.
Mr. Naughton is the owner of P.F. Naughton, LLC. He was a partner in Thompson and Naughton, Inc. until November 2004. In 2004, the Company paid these firms approximately $111,500 for consulting services and related expenses. Mr. Naughton’s interest in those payments (excluding expense reimbursements totaling $5,300) was approximately $53,100. The amount paid to these consulting firms exceeded five percent of the consolidated gross revenues for these firms in the last fiscal year. Mr. Naughton and the Company ended the consulting relationship on April 15, 2005.

CODE OF ETHICS

In February 2003, the Company’s Board of Directors adopted a Code of Business Conduct and Ethics (Code of Ethics) that applies to directors, officers, employees, affiliates, agents, consultants, advisors and representatives of the Company. The Company did have a code of ethics in place prior to February 2003, but expanded the information provided into a handbook on conduct and ethics that would be better understood by those required to abide by it. The Code of Ethics can be found on the Company’s website at www.semcoenergy.com in the Investor Information section under Corporate Governance and is referenced in Part III, Item 10 of the Company’s annual report on Form 10-K for the year ended December 31, 2003. Shareholders may also request a print copy of the Code of Ethics by writing to Ms. Sherry L. Abbott, Corporate Secretary, 1411 Third Street, Suite A, Port Huron, Michigan 48060.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table sets forth information with respect to the compensation of the named executive officers.

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(2)	Restricted Stock Unit Awards(3)	Common Share Options(4)	All Other Compensation
George A. Schreiber, Jr.(1) President and CEO	2004	$333,461	$ 0	$19,501	$304,000	200,000	$60,185 (5)
Eugene N. Dubay(1) Senior Vice President of Operations	2004 2003 2002	$230,962 $220,000 $ 49,923	$25,000 (6) $ 0 $25,000 (9)	$11,457 $ 6,300 $ 1,575	$ 46,000 $ 0 $ 0	50,000 7,000 0	$ 4,400 (7) $60,683 (8) $ 0
Mark T. Prendeville Vice President and Deputy General Counsel	2004 2003 2002	$149,734 $123,979 $ 75,000	$ 0 $ 7,843 $ 0	$ 9,264 $ 4,810 $ 0	$ 0 $ 0 $ 0	4,500 3,500 0	$ 5,989 (10) $ 5,273 (10) $ 3,000 (10)
Steven W. Warsinske Vice President and Controller	2004 2003 2002	$140,679 $134,800 $131,000	$ 0 $ 8,998 $ 0	$ 8,046 $ 8,013 $ 6,142	$ 0 $ 0 $ 0	5,250 4,500 0	$ 5,627 (10) $33,752 (11) $ 5,640 (10)
Michael V. Palmeri(1) Senior Vice President, Treasurer and CFO	2004	$114,843	$ 0	$ 5,616	$ 66,250	40,000	$53,686 (12)
John E. Schneider(1) Former Senior Vice President, Treasurer and CFO	2004 2003 2002	$143,769 $192,308 $185,000	$ 0 $16,267 $ 0	$ 5,904 $ 7,710 $ 7,568	$ 0 $ 0 $ 0	10,500 7,000 0	$90,408 (13) $ 8,000 (10) $ 7,400 (10)
Gary J. Valentz(1) Former Vice President and Chief Information Officer	2004 2003	$131,923 $119,615	$ 0 $ 0	$ 3,760 $ 3,760	$ 0 $ 0	4,500 7,100	$51,937 (14) $18,815 (15)

____________________

(1)    Mr. Schreiber joined the Company on March 10, 2004. Mr. Dubay joined the Company in October 2002 as Vice President and SEMCO Energy Gas Company Division Senior Vice President and Chief Operating Officer; was named to act as interim President and CEO from December 3, 2003, to March 10, 2004, while retaining his position as Chief Operating Officer for the Company’s gas distribution business; and received a change in title on September 2, 2004, to Senior Vice President of Operations. Mr. Palmeri joined the Company on July 20, 2004. Mr. Schneider retired from the Company effective July 30, 2004. Mr. Valentz joined the Company on April 28, 2003, and left the Company on August 26, 2004.

(2)    Includes the premium and income tax gross up for a life insurance policy. Also includes stipends in lieu of use of Company-provided auto. The annual stipend ranged from $3,000 to $10,800 in 2004 for the named executive officers.

(3)    The value of the restricted stock units shown in the table is based on the closing price of the Company’s Common Stock on the date the award was granted. The aggregate number of restricted stock units outstanding at December 31, 2004, was 92,500 units with a value of $493,950 based on the December 31, 2004 closing price of the Company’s Common Stock of $5.34. The vesting schedule of the units awarded to Messrs. Schreiber and Palmeri is: 40% of the units vest one year from the effective date of their respective employment agreements, 30% vest two years from the effective date if certain performance measures are met, and the remaining 30% vest three years from the effective date if certain performance measures are met. The vesting schedule of the units awarded to Mr. Dubay and the other executive officers is: 50% of the units vest one year from the effective date of their respective employment agreements, 25% vest two years from the effective date if certain performance measures are met, and the remaining 25% vest three years from the effective date if certain performance measures are met. If dividends are paid on the Company’s Common Stock, dividend equivalents will be credited on the restricted stock units.

(4)    Number of shares of Common Stock underlying stock-option awards granted in the respective year.

(5)    Taxable moving expenses of $34,427, non-taxable moving expenses of $24,083 and tax preparation expenses of $1,675.

(6)    Bonus paid for additional duties while performing interim CEO duties.

(7)    Gain on exercise of stock options.

(8)    Moving expenses of $60,683.

(9)    Signing bonus of $25,000.

(10)  Company matching contribution to 401(k) plan.

(11)  Includes $28,000 cash value distribution of accrued benefits under the Supplemental Executive Retirement Plan and Company matching contribution to 401(k) plan of $5,752.

(12)  Taxable moving expenses of $32,762, non-taxable moving expenses of $16,990, and Company matching contribution to 401(k) plan of $3,934.

(13)  Includes severance compensation of $80,770, Company matching contribution to 401(k) plan of $5,751, and $3,888 for federally-mandated benefits continuation costs. Mr. Schneider will receive an additional $129,231 in severance compensation and $11,584 federally-mandated benefits continuation costs pursuant to an Employment Settlement and Release Agreement dated August 4, 2004.

(14)  Includes severance compensation of $42,731, Company matching contribution to 401(k) plan of $5,277, and $3,929 for federally-mandated benefits continuation costs. Mr. Valentz will receive an additional $50,769 in severance compensation and $4,480 federally-mandated benefits continuation costs pursuant to an Employment Release and Severance Agreement dated August 26, 2004.

(15)  Includes a signing bonus of $15,000 and Company matching contribution to 401(k) plan of $3,815.

Option Grants in 2004

Name	Number of Common Shares Underlying Options Granted	% of Total Options Granted to Employees in 2004	Exercise Price ($/Sh.) (1)	Expiration Date(2)	Value When Options Expire if 5% or 10% Annual Stock Price Appreciation from Date of Grant 5%(3) 10%(3)
George A. Schreiber, Jr.	200,000	49.0%	$5.64	5/24/14	$709,393	$1,797,741
Eugene N. Dubay	30,000 20,000	7.4% 4.9%	$4.61 $5.78	12/09/14 3/01/14	$ 86,976 $ 72,637	$ 220,415 $ 184,077
Mark T. Prendeville	4,500	1.1%	$5.78	3/01/14	$ 16,343	$ 41,417
Steven W. Warsinske	5,250	1.3%	$5.78	3/01/14	$ 19,067	$ 48,320
Michael V. Palmeri	40,000	9.8%	$5.27	10/28/14	$132,571	$ 335,961
John E. Schneider	10,500 (4)	2.6%	$5.78	7/30/07 (4)	$ 9,558	$ 20,071
Gary J. Valentz	4,500 (4)	1.1%	$5.78	11/26/04 (4)	N/A (4)	N/A (4)

_________________
(1)    The exercise price for all stock options granted by the Company is the market price of the Common Stock at the time options were granted.

(2)    One-third of the options become exercisable each of the three years following the date granted. Each option expires ten years after it was granted.

(3)    These two columns show what the value of the options would be after ten years if the market price of the Common Stock increased 5% or 10% each year for the ten years from the date the options were granted until the options expired. The values shown for Mr. Schneider’s options are based on the expiration of those options in 2007. This table is required by the SEC and does not mean that the Company predicts that these options will have any such value or that the market price of Common Stock will increase by any specific amount. The actual value that these options will have depends entirely on increases or decreases in the market price of Common Stock and when the options are exercised.

(4)    Mr. Valentz left the Company before the options granted to him in 2004 vested and therefore the options were forfeited. Upon his retirement from the Company, Mr. Schneider’s options became fully vested and will remain exercisable for a period of three years from the date of his retirement.

Options Outstanding at December 31, 2004

Name	Shares Acquired on Exercise	Value Realized	Number of Options at December 31, 2004 Exercisable Unexercisable		Value of Options at December 31, 2004(1) Exercisable Unexercisable
George A. Schreiber, Jr.	0	$ 0	0	200,000	$ 0	$ 0
Eugene N. Dubay	2,334	$4,400	0	54,666	$ 0	$27,546
Mark T. Prendeville	0	$ 0	1,167	6,833	$ 0	$ 0
Steven W. Warsinske	0	$ 0	21,100	8,250	$1,815	$ 3,630
Michael V. Palmeri	0	$ 0	0	40,000	$ 0	$ 2,800
John E. Schneider	0	$ 0	45,500	0	$8,470	$ 0
Gary J. Valentz(2)	0	$ 0	0	0	$ 0	$ 0

_________________
(1)    Option values are based on the difference between the exercise price and the closing price for the Common Stock of $5.34 per share on December 31, 2004.

(2)    Mr. Valentz left the Company prior to year end. All vested and unvested options were forfeited prior to year end.

Long-Term Incentive Plans - Awards in Last Fiscal Year

Name	Number of Restricted Stock Units(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock Price-Based Plans (2) Threshold Target(3) Maximum
George A. Schreiber, Jr.	50,000	03/10/04 - 03/09/07	n/a	50,000	n/a
Eugene N. Dubay	10,000	09/02/04 - 09/01/07	n/a	10,000	n/a
Mark T. Prendeville	0	n/a	n/a	n/a	n/a
Steven W. Warsinske	0	n/a	n/a	n/a	n/a
Michael V. Palmeri	12,500	07/19/04 - 07/18/07	n/a	12,500	n/a
John E. Schneider	0	n/a	n/a	n/a	n/a
Gary J. Valentz	0	n/a	n/a	n/a	n/a

__________________

(1)    These restricted stock units were awarded under the Company’s 2004 Stock Award and Incentive Plan in conjunction with employment agreements entered into with each person. Each unit is a notional unit of measurement equivalent to one share of Common Stock. The restricted stock units have no voting rights unless and until paid in shares of Common Stock. Any dividends paid on the Common Stock while the restricted stock units are outstanding are deemed reinvested as restricted stock units. A portion of the restricted stock units become vested if the executive officer remains employed by the Company for one year from the effective date of the executive officer’s employment agreement. The performance goals for the second and third vesting periods will be set by the Compensation Committee within the first 90 days of the second vesting period. Vesting will be accelerated upon a triggering event following a change in control of the Company, as defined under the Company’s 2004 Stock Award and Incentive Plan. The portion of the awards relating to the second and third vesting periods are intended to be qualified performance-based compensation under Internal Revenue Code Section 162(m).

(2)    If the performance goals are met for the applicable performance period, the awards will be paid in shares of Common Stock no earlier than the third anniversary of the effective date of the executive’s employment agreement. Any shares of Common Stock issued under an award will be derived from the share reserve under the 2004 Stock Award and Incentive Plan.

(3)    If the performance goals are met for the applicable performance period, the target payout will be awarded. There are no threshold or maximum levels.

Employment and Related Agreements

The Company has entered into an employment agreement with George A. Schreiber, Jr. under which he is employed as President and Chief Executive Officer for an initial term ending March 9, 2007 (subject to automatic annual one-year extensions, unless either party gives notice that the agreement shall not be extended). The agreement provides for an annual base salary of $425,000 and an annual target bonus, subject to achieving 100% of designated performance targets, in an amount equal to 50% of base salary for the first year and in an amount equal to 60% of base salary for each succeeding year. Under the agreement, Mr. Schreiber was granted options to acquire 200,000 shares of Common Stock at a per share exercise price equal to the fair market value on the date of grant and 50,000 restricted stock units. If Mr. Schreiber's employment is terminated by the Company during the term of the agreement other than for cause or disability, or if he terminates for good reason, he will be entitled to receive his annual base salary through the date of termination plus an amount equal to 2 times his base salary. If his employment is terminated without cause or for good reason and within one year of a change in control of the Company, he would be entitled to receive an amount equal to 2.99 times the sum of his base salary plus the annual bonus paid to him for the preceding year. The aggregate amounts payable in the event of a change in control of the Company shall be reduced so that all payments to Mr. Schreiber do not exceed 2.99 times the base amount (as defined in the Internal Revenue Code).

The Company has also entered into employment agreements with Messrs. Palmeri and Dubay.
Mr. Palmeri’s agreement provides for an annual base salary of $250,000 and an annual target bonus, subject to achieving 100% of designated performance targets, in an amount equal to 35% of base salary for each full calendar year of employment. Under the agreement, Mr. Palmeri was granted options to acquire 40,000 shares of Common Stock at a per share exercise price equal to the fair market value on the date of grant and 12,500 restricted stock units. If Mr. Palmeri’s employment is terminated without cause, or if he terminates for good reason, he will be entitled to receive an amount equal to the sum of his annual base salary as of the date of termination plus a prorated bonus. If his employment is terminated within six months of a change in control of the Company, he would be entitled to receive an amount equal to 2.99 times the sum of his base salary plus the annual bonus paid to him for the preceding year. The aggregate amounts payable in the event of a change in control of the Company shall be reduced so that all payments to Mr. Palmeri do not exceed 2.99 times the base amount (as defined in the Internal Revenue Code).
Mr. Dubay’s agreement provides for an annual base salary of $235,000 and an annual target bonus, subject to achieving 100% of designated performance targets, in an amount equal to 30% of base salary for each full calendar year of employment. Under the agreement, Mr. Dubay was granted options to acquire 30,000 shares of Common Stock at a per share exercise price equal to the fair market value on the date of grant and 10,000 restricted stock units. If Mr. Dubay’s employment is terminated without cause, or if he terminates for good reason, he will be entitled to receive an amount equal to the sum of his annual base salary as of the date of termination plus a prorated bonus. If his employment is terminated within six months of a change in control of the Company, he would be entitled to receive an amount equal to 2.99 times the sum of his base salary plus the annual bonus paid to him for the preceding year. The aggregate amounts payable in the event of a change in control of the Company shall be reduced so that all payments to Mr. Dubay do not exceed 2.99 times the base amount (as defined in the Internal Revenue Code). This agreement replaced another agreement with Mr. Dubay.
Messrs. Schreiber, Palmeri, and Dubay may be awarded base salary increases, additional options to purchase shares of Common Stock, restricted stock units, and other forms of compensation by the Board of Directors.
The Company entered into an agreement with Mr. Prendeville which provides that in the event of a change in control of the Company, he would have specific rights and receive certain benefits if, within two years after the change in control, either employment was terminated by the Company without cause or he was to terminate employment for good reason. In these circumstances, he would be entitled to receive (a) full base salary through the date of termination, including vacation, (b) a pro-rata amount of any bonus award earned by him during the year of termination, (c) a severance payment in an amount equal to the product of 2.99 and (i) the sum of (x) his annual base salary and (y) his recent average bonus reduced by all payments, benefits or amounts which constitute parachute payments within the meaning of the Internal Revenue Code, (d) all legal fees and expenses incurred by him to enforce his rights under the agreement and (e) continuation of medical insurance coverage for a period of time.
Mr. Schneider entered into an agreement with the Company effective July 31, 2004, pursuant to which he is to receive (a) bi-weekly payments that total $210,000; (b) payment of the expenses for medical dental and vision coverage plus gross-up at 42.857% for a period of eighteen months or his decision to terminate benefits prior thereto; (c) an amount equal to his accrued and unused vacation; (d) $11,000 for re-employment services with the unused funds retained by him; and (e) retention of any rights to Pension Plan and Supplemental Executive Retirement Plan benefits. Additionally, pursuant to this agreement, Mr. Schneider released the Company from any and all claims he may have against the Company arising out of his employment.

Mr. Valentz entered into an agreement with the Company effective August 26, 2004, pursuant to which he is to receive (a) bi-weekly payments that total $82,500; (b) payment of the expenses for medical, dental and vision coverage plus gross-up at 42.857% for a period of six months or his decision to terminate benefits prior thereto; (c) an amount equal to his accrued and unused vacation; and (d) $11,000 for re-employment services with the unused funds retained by him. Additionally, pursuant to this agreement, Mr. Valentz released the Company from any and all claims he may have against the Company arising out of his employment.

Pension Plan

The following table sets forth the estimated annual benefits payable at normal retirement age (65) under the Company’s Pension Plan (the Pension Plan). Benefits under the Pension Plan last for the life of the executive.

Average Compensation*	Years of Service
	5	10	15	20	25	30
$100,000	$ 7,000	$14,000	$21,000	$28,000	$35,000	$42,000
150,000	10,500	21,000	31,500	42,000	52,500	63,000
200,000	14,000	28,000	42,000	56,000	70,000	84,000
250,000	14,350	28,700	43,050	57,400	71,750	86,100
300,000	14,350	28,700	43,050	57,400	71,750	86,100
350,000	14,350	28,700	43,050	57,400	71,750	86,100
400,000	14,350	28,700	43,050	57,400	71,750	86,100
450,000	14,350	28,700	43,050	57,400	71,750	86,100
500,000	14,350	28,700	43,050	57,400	71,750	86,100
550,000	14,350	28,700	43,050	57,400	71,750	86,100

*	Average Compensation under the Pension Plan is based on five-year average salary plus bonus. Under regulation, eligible salary cannot exceed $205,000.

Total Pension Benefits

The following table sets forth the estimated annual benefits payable at normal retirement age (65) under the Pension Plan and 2004 Supplemental Executive Retirement Plan (2004 SERP) (assuming eligibility to participate in both plans simultaneously). Benefits under the 2004 SERP are paid for 15 years. Benefits under the Pension Plan last for the life of the executive.

Average Compensation*	Years of Service
	5	10	15	20	25	30
$100,000	$ 20,000	$ 35,000	$ 50,000	$ 50,000	$ 50,000	$ 50,000
150,000	30,000	52,500	75,000	75,000	75,000	75,000
200,000	40,000	70,000	100,000	100,000	100,000	100,000
250,000	50,000	87,500	125,000	125,000	125,000	125,000
300,000	60,000	105,000	150,000	150,000	150,000	150,000
350,000	70,000	122,500	175,000	175,000	175,000	175,000
400,000	80,000	140,000	200,000	200,000	200,000	200,000
450,000	90,000	157,500	225,000	225,000	225,000	225,000
500,000	100,000	175,000	250,000	250,000	250,000	250,000
550,000	110,000	192,500	275,000	275,000	275,000	275,000

*
Average Compensation under the Pension Plan is based on five-year average salary plus bonus. Average Compensation under the 2004 SERP is based on the average of three calendar years of a participant's annual salary, using the three calendar years of employment which produce the highest average.

Employee Pension Plan

Each named executive officer above, except Mr. Valentz, participates in the Pension Plan, which is available to non-union employees generally. Mr. Valentz left the Company before his Pension Plan benefits vested.
At age 65, a Pension Plan participant is eligible to receive an annual pension equal to 1.4% of his average five-year adjusted compensation multiplied by his years of service. Adjusted compensation includes salary and bonus, but excludes fringe benefits, expense reimbursements, bonuses to pay taxes on fringe benefits, and similar types of compensation. These benefits are not subject to any deduction for Social Security or other offsets.
As of January 1, 2005, years of service earned were as follows: Mr. Schreiber - 0.8 years, Mr. Dubay -- 2.3 years, Mr. Prendeville -- 3.9 years, Mr. Warsinske -- 26.7 years, and Mr. Palmeri - 0.4 years. At the time of his retirement, Mr. Schneider had 6.2 years of service earned. At the time he left the Company, Mr. Valentz had 1.3 years of service earned.

Supplemental Pension Plan for Executives

The 2004 SERP provides pension benefits to mid-career hires which could not be provided by the Pension Plan because of limited tenure and the limit on compensation on which Pension Plan benefits are calculated ($205,000 in 2004). In addition, the 2004 SERP provides protection for the named officers in the event of a change in control by requiring the funding of a trust (under certain circumstances) and vesting of benefits (under other circumstances) before a participant reaches age 55 and before he or she has 5 years of service.
Messrs. Schreiber, Dubay and Palmeri are covered by the 2004 SERP, which provides for additional retirement benefits for fifteen years after a participant has five years of service. If the executive officer retires at age 65 or after age 55 with five years of vested service, yearly payments will equal (a) times (b) offset by (c), as such amounts are set forth below:
(a)    The sum of:
                     (i)     4% of the executive officer’s first five years of service; plus
                    (ii)     3% of the executive officer’s years of service in excess of five years of service, but not exceeding 15 years of service.
          (b)    The percentage as determined in paragraph (a) (not exceeding 50%) is multiplied by the executive officer's salary.
          (c)    The product of (a) times (b) is offset by the benefit accrued by the executive officer under the Pension Plan.

Mr. Schneider was covered by the 2000 Supplemental Executive Retirement Plan (2000 SERP) at the time of his retirement and retained his rights to benefits under the 2000 SERP, which provided for additional retirement benefits for fifteen years after five years of service. If the executive officer retired at age 65, yearly payments would equal 50% of his last base salary. An executive officer who retired before age 65, but after 55, receives from 30% (age 55) to 48% (age 64) of base salary.
Eligibility for participation was limited to the CEO and those individuals reporting directly to the CEO as of the 2004 SERP effective date. In 2003, Mr. Warsinske accepted a buy-out in lieu of continued participation in the 2000 SERP. Mr. Prendeville was not enrolled in the 2000 SERP and is not eligible to participate in the 2004 SERP as he does not report directly to the CEO. Mr. Valentz was not eligible to participate in either the 2000 SERP or the 2004 SERP.

Director Compensation

Annual Compensation

For their services on the Board of Directors, non-employee directors are paid a retainer of $1,000 per month. Board Committee Chairmen receive an additional retainer of $400 per month. The Chairman of the Board of Directors received an additional retainer of $1,700 per month until May 2004, when the additional retainer was increased to $3,000 per month.

Meeting Fees

Each non-employee director received $1,000 for each Board of Directors meeting attended and $800 for each Board Committee meeting attended by Committee members. Board Committee Chairmen each received an additional meeting fee of $200 per Committee meeting chaired. Directors are reimbursed for expenses incurred in attending Board of Directors and Committee meetings.
In addition to the Board of Directors and Committee meetings, in 2004 the Board of Directors was compensated at the Board of Directors meeting rate for the conduct of CEO interviews, two strategy sessions, and attendance at a division advisory board meeting to meet potential director nominees.
Throughout the year, the independent directors held a number of executive sessions for which they were not compensated regardless of whether or not the executive sessions were held in conjunction with regular or special Board of Directors meetings.

Other Compensation

Non-employee directors who were members of the Board of Directors prior to 1996 may participate in the Company's medical benefits program. Directors who joined the Board of Directors after 1995 may not participate in the medical benefits program. Directors who do not participate in the medical benefits program receive a grant of $3,850 worth of shares of Common Stock each year.
In 2001, the Board of Directors adopted a Stock Grant Plan for Non-Employee Directors, pursuant to which each non-employee director receives a grant of 500 shares of Common Stock each year while serving as a member of the Board of Directors.
Non-employee directors also accrue $3,000 per year under a non-qualified defined contribution plan, which is payable after leaving the Board of Directors. Interest accrues on contributions at 8% per annum.

Deferred Compensation

Under the Deferred Compensation and Common Stock Purchase Plan for Non-Employee Directors, directors' cash compensation may be deferred for each upcoming year. If deferred, compensation accrues interest at the prime rate or is invested in newly issued shares of Common Stock, with dividends reinvested through the Direct Stock Purchase and Dividend Reinvestment Plan (DRIP). Five directors deferred some or all cash compensation for 2004, which was used to purchase shares of Common Stock. Seven directors have chosen to purchase shares of Common Stock by deferring some or all cash compensation for 2005.

Stock Options

Under the 1997 Long-Term Incentive Plan (1997 LTIP), each non-employee director received an annual grant on each March 1 of options to acquire 1,000 shares of Common Stock at fair market value on date of grant. Upon joining the Board of Directors, new non-employee directors received a grant of 1,000 shares of Common Stock under The Stock Option Plan of 2000 (SOP). Thus, a non-employee director joining the Board of Directors prior to the date options are granted to all directors for the year would receive two grants within the same year. However, no grant of stock options would be made to directors who are known to be leaving the Board of Directors within six months after the grant date. The stock options granted under the 1997 LTIP and the SOP become exercisable one-third each year for three years and expire ten years from the date of grant. Subsequent to the May 2004 shareholder approval of the 2004 Stock Award and Incentive Plan (2004 Plan), no further grants may be made from the 1997 LTIP or the SOP. Future grants to directors under the 2004 Plan, if any, have not yet been determined.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

    The Compensation Committee of the Board of Directors is responsible for reviewing and establishing corporate policies, goals and objectives related to executive compensation. Accordingly, the Compensation Committee reviews and recommends to the Board of Directors the compensation of the CEO, the executive officers and other key executives based upon performance against established goals and objectives. The Compensation Committee is composed of three independent directors and all decisions of the Compensation Committee regarding executive compensation are reviewed by the Board of Directors.

Compensation Philosophy

    The objective of the Company’s executive compensation policies and incentive plans is to inspire and reward achievement of the Company’s strategic objectives while balancing sound business decision making for the long term benefit of the Company. Short-term incentives focus efforts on the achievement of annual targets, while long-term incentives encourage the accomplishment of ongoing objectives that are consistent with the long-term best interests of the enterprise. The Compensation Committee believes that this approach aligns the interests of management with those of the shareholders.

Elements of Executive Compensation

    The Company’s executive compensation program consists of base salary, bonuses, incentive based equity compensation and various other benefits, including life and medical insurance plans. The Compensation Committee seeks to provide salary and other non-incentive compensation opportunities for an executive based upon a comparison to that paid to executives with similar responsibilities and authority in other comparably sized companies in the same line of business, as appropriate. Bonuses and equity incentives provide each executive with an opportunity for additional compensation if the Company’s financial targets or other performance goals are met or exceeded.
    All base salaries of officers, including those shown in the Salary column of the above Compensation Table, were approved by the Compensation Committee. Performance goals and objectives established by the Compensation Committee in 2004 included certain corporate and business financial goals, customer focused objectives, organizational development and learning objectives.
    Bonuses for Mr. Schreiber and Mr. Palmeri are paid under their respective employment agreements at the rates of 50% and 35%, respectively, of salary at target. The other Executive Officers are paid under the Company's Short-Term Incentive Plan (STIP). Payments under this plan depend on the achievement of performance targets set at the beginning of each year, which have subjective and objective components and a discretionary amount. Performance above or below these targets results in proportionately higher or lower bonuses up to the maximum (54% of salary) or down to the threshold (5% of salary). Additionally, bonus payments may be adjusted by the Compensation Committee for unusual or extenuating circumstances, including, for example, significantly warmer than normal weather that may affect Company earnings or an individual’s significant contribution to the Company’s performance. Additionally, certain other executive officers were hired in 2004 and under the terms of their respective employment agreements were granted bonuses outside of the STIP, upon approval of the Compensation Committee.
    In 2004, equity incentive awards were made pursuant to the Company’s Long Term Incentive Plan and the 2004 Plan, which was approved by the shareholders at the Annual Meeting held May 24, 2004. Going forward, we expect future equity incentives to be awarded under the 2004 Plan. In 2004, stock options and restricted stock units were awarded to the executive officers, although other award types are available under this plan. These equity incentive awards are based on and increase in value in relation to overall Company performance, business unit performance and individual performance.

Compensation of the Chief Executive Officer

    Mr. George Schreiber became the CEO of the Company effective March 10, 2004, pursuant to an employment agreement between Mr. Schreiber and the Company. Under the terms of Mr. Schreiber's employment agreement, for the first year of his employment, he had a target bonus of up to 50% of base salary, based on the achievement of performance goals. Under his employment agreement, Mr. Schreiber was also granted stock options for 200,000 shares of Company common stock, which vest in thirds on each of the first three anniversaries of the date of grant, and was granted 50,000 restricted stock units, the restrictions upon which will be lifted over a period of three years if certain performance targets are met. Mr. Schreiber is also eligible for further awards under the compensation programs described in this report.
    For additional detail on the total compensation provided to Mr. Schreiber and the other executive officers of the Company in 2004, please refer to the section of this proxy statement entitled Compensation of Directors and Executive Officers.

Deductibility of Compensation Expenses

    Section 162(m) of the Internal Revenue Code of 1986 generally limits the tax deductibility by the Company for compensation paid to the CEO and the Executive Officers to $1 million per officer per year, unless it qualifies as performance-based compensation. To qualify as performance-based, compensation payments must satisfy certain conditions, including limitations on the discretion of the Compensation Committee in determining the amounts of such compensation.

    The foregoing has been furnished by the Compensation Committee of SEMCO Energy’s Board of Directors.

                COMPENSATION COMMITTEE

                Donald W. Thomason, Chairman
                John T. Ferris
                Sherry A. Stanley (resigned 3/15/2005)

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2004, with respect to shares of the Company's Common Stock that may be issued under the Company's existing equity compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders(1)	817,012(2)	$ 8.44(2)	1,090,999
Equity compensation plans not approved by security holders(3)	567,530	$10.93	172,316(4)(5)
Total	1,384,542	$ 9.46	1,263,315
__________

(1)	Includes the 2004 Plan and the 1997 LTIP.
(2)	Includes the number (column a) and weighted average exercise price (column b) of restricted stock units that have been awarded.
(3)	Includes stock options awarded pursuant to the SOP and stock options awarded pursuant to employment agreements.
(4)
Includes 858 shares of Common Stock pursuant to the Employee Stock Gift Program, 96,359 shares of Common Stock pursuant to the Broad Based Stock Award Plan of SEMCO Energy, Inc. and Subsidiaries, 56,320 shares of Common Stock pursuant to the Directors' Deferred Compensation and Stock Purchase Plan for Non-Employee Directors, 8,279 shares of Common Stock pursuant to the Compensation in Lieu of Medical Plan Participation for Non-Employee Directors, and 10,500 shares of Common Stock pursuant to the Stock Grant Plan for Non-Employee Directors.

(5)
No stock option grants made pursuant to employment agreements are included as available for future grant as of December 31, 2004. There is no specific amount set aside for future employment inducement grants.

Equity Compensation Plans Not Approved by Shareholders

SOP
On August 17, 2000, the Company's Board of Directors approved the SOP. The SOP allowed stock options to be granted in excess of the 1997 LTIP maximum number to the extent deemed appropriate by the Compensation Committee. SOP stock options granted to one person could not exceed 1% of the Company’s outstanding Common Stock at the time of grant. In addition, no more than 5% of the Company’s outstanding Common Stock could be issued pursuant to exercises of options granted under any non-shareholder approved plan. To the extent not otherwise specified in a Board resolution, SOP stock options were issued upon the same terms and conditions as 1997 LTIP stock options.
As of December 31, 2004, there were 142,250 shares of Common Stock reserved for issuance under the SOP. There were outstanding options to purchase 142,250 shares of Common Stock and no shares of Common Stock remaining available for grant as of December 31, 2004. Shares of Common Stock that remained available for grant on the effective date of the 2004 Plan were included in the 1,500,000 shares available under the 2004 Plan and any shares that become available subsequent to that date, through forfeiture or otherwise, are added to the 2004 Plan and no further grants may be made from the SOP. 7,000 shares were forfeited between the effective date of the 2004 Plan and December 31, 2004, and were added to the 2004 Plan.

Employee Stock Gift Program
On December 16, 1999, the Board of Directors created a reserve for the Employee Stock Gift Program, which was established to encourage employee stock ownership. Employees may make optional payments into the DRIP through payroll deduction. The first time an employee elects payroll deduction for such optional payments into the DRIP, one share of stock is added to their account at no charge.
As of December 31, 2004, there were 858 shares of Common Stock reserved for the program.

Broad Based Stock Award Plan of SEMCO Energy, Inc. and Subsidiaries
On October 14, 1999, the Board of Directors created a reserve for a Broad Based Stock Award Plan (the BBSA Plan) in order to develop a program to: provide an incentive similar to competitive market practice; create a mid-term incentive for retention purposes; and increase the link between individual and corporate success. The BBSA Plan was designed to grant full value shares of the Company's Common Stock to employees at all levels in the organization, with participants given one-time or ongoing restricted stock awards subject to service-based vesting requirements. The restrictions are subject to three-year vesting requiring continued employment with the Company and forfeiture of the Common Stock upon termination of employment.
As of December 31, 2004, there were 96,359 shares of Common Stock reserved for the BBSA Plan.

Directors' Deferred Compensation and Stock Purchase Plan for Non-Employee Directors
Directors can defer income earned as a Board member into an interest bearing account or into shares of Common Stock through the Directors' Deferred Compensation and Stock Purchase Plan for Non-Employee Directors (the Directors' Deferred Comp Plan). Shares of Common Stock are allocated based on the price that would have been paid for the shares had they been purchased through the DRIP. If Common Stock is the chosen investment vehicle, distributions are made in shares of Common Stock.
As of December 31, 2004, there were 56,320 shares of Common Stock reserved for the Directors' Deferred Comp Plan.

Compensation in Lieu of Medical Plan Participation for Non-Employee Directors
In December 1995, the Board of Directors phased out the participation of non-employee directors in the Company's medical benefits plan. Individuals joining the Board of Directors after 1995 are ineligible to participate in the medical benefits plan and any directors who withdraw from participation in the medical benefits plan are not eligible for future participation. A plan was established to provide a form of stock-based compensation to each non-employee member of the Board of Directors who is not eligible to participate in the medical benefits plan. Stock-based compensation in one of the following forms is paid to each participant based on the annual election of the participant: a) issuance of shares of Common Stock to the participant; b) allocation of shares of Common Stock to the Directors' Deferred Comp Plan; or c) payment of cash to the participant’s account in the DRIP. No payment is made to any person who is not a director at the time of payment.
As of December 31, 2004, there were 8,279 shares of Common Stock reserved for this Plan.

Stock Grant Plan for Non-Employee Directors
In August 2001, the Board approved the Stock Grant Plan for Non-Employee Directors (the Stock Grant Plan). Pursuant to the Stock Grant Plan, each non-employee Director is awarded 500 shares of Common Stock annually.
As of December 31, 2004, there were 10,500 shares of Common Stock reserved for the Stock Grant Plan.

Stock Options Pursuant to Employment Agreements
The Company has entered into employment agreements from time to time that included provisions for the grant of stock options.
Pursuant to the terms of Mr. William Johnson's (former CEO of the Company) employment agreement, he was granted, as of May 1, 1996, and January 3, 1997, options for the purchase of a total of 45,000 shares of Common Stock, which were subsequently adjusted for stock dividends to 49,612, with exercise prices from $14.97 to $17.12 per share. Mr. Johnson's stock options were amended in 2001 to extend the period during which they were exercisable following Mr. Johnson's retirement to three years from one year.

In conjunction with the acquisition of Long's Underground Technologies, Inc. (Long's), Paul Long and six other key employees of Long's were employed under employment agreements, which included provisions for the grant of stock options based upon the return on assets of Long's. The employment agreements expired prior to December 31, 2002. The stock options granted ranged from 100 to 19,000 shares of Common Stock at fair market value on the date of grant ($9.99 to $14.26 per share). None of the employees who were granted stock options under these agreements remain with the Company, and their remaining stock options were forfeited prior to December 31, 2004.
In conjunction with the acquisition of Flint Construction Company (Flint), three key employees of Flint were given employment agreements, which included provisions for the grant of stock options based upon the return on assets of Flint. These employment contracts expired prior to December 31, 2002, although the final awards were not granted until February 2003. The stock options granted ranged from 13,667 to 94,000 shares of Common Stock at fair market value on the date of grant ($4.365 to $14.26 per share). None of the individuals remains employed with the Company, and the stock options of one of those employees have been forfeited.
As a form of employment inducement, the following individuals were granted stock options at fair market value on the date of grant with a graduated three-year vesting period and expiration ten years from the date of the grant: On May 26, 1998, Mr. John Schneider, Senior Vice President, Treasurer and Chief Financial Officer of the Company, was granted options for the purchase of 7,000 shares of Common Stock at $16.31 per share; on April 15, 2003, Mr. Brad Olson, Vice President of Operations for the Company’s construction business, was granted options for the purchase of 5,000 shares of Common Stock at $4.19 per share; and on April 28, 2003, Mr. Gary Valentz, Vice President and Chief Information Officer of the Company, was granted options for the purchase of 7,100 shares of Common Stock at $5.53 per share. None of these individuals remains employed by the Company, and only Mr. Schneider’s options remain outstanding.

PERFORMANCE GRAPH

The following graph compares cumulative total returns (assuming reinvestment of dividends). The stock price performance shown is not necessarily indicative of future price performance. The graph assumes the investment of $100 in shares of the Company's Common Stock, the stocks representing the S&P 500 Gas Utilities index and the stocks representing the S&P 500 index on December 31, 1999. The Company's Common Stock closed at $5.34 per share on December 31, 2004.

Comparison of Five Year Cumulative Total Return
Among stock of SEMCO Energy, Inc.,
S&P 500 Index and
S&P 500 Gas Utilities Index

COMPARISON OF CUMULATIVE FIVE YEAR TOTAL RETURN
$200
$150
$100
$50
$0
Dec99
Dec00
Dec01
Dec02
Dec03
Dec04
SEMCO ENERGY INC
S&P 500 INDEX
S&P 500 GAS UTILITIES

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has oversight responsibility for the Company's financial reporting processes and the quality of its financial reporting. The specific responsibilities are outlined in the revised and restated Audit Committee Charter, which was approved by the Board of Directors on December 9, 2004, and can be found on the Company’s website at www.semcoenergy.com. In connection with the December 31, 2004 financial statements and in compliance with the Audit Committee’s Charter, the Audit Committee: (1) reviewed and discussed the audited financial statements with management and the independent auditors, (2) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants, and (3) received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees, as amended, and discussed with the auditors the auditors' independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K filed with the SEC.

            AUDIT COMMITTEE

            Thomas W. Sherman, Chairman
            Harvey I. Klein
            Jeffrey A. Safchik (resigned 3/15/2005)
            Ben A. Stevens

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (PwC) was appointed as the principal auditor for the Company in May 2002.

	2004	2003
Principal Accountant Fees	PwC	PwC

Audit Fees	$1,247,250	$812,250
Audit-Related Fees(1)	487,000	112,000
Tax Fees	0	0
All Other Fees(2)	$ 1,500	$ 1,400

Total Fees	$1,735,750	$925,650

(1)	Audit-related fees include audits of employee benefit plans, accounting consultation, and audits of the Company’s construction services business, which was sold in 2004.
(2)	All other fees consisted of licensing fees for the use of accounting research software.

The Audit Committee’s pre-approval policy states that:
▪	The Audit Committee shall approve all Auditor Fees.
▪	For periods between Audit Committee Meetings, the Audit Committee delegates authority to the Audit Committee Chair for approval of up to $30,000 per project.
▪	All interim approvals by the Audit Committee Chair will be reviewed with the full Committee at the next scheduled Audit Committee Meeting.

For 2003 and 2004, 100% of the services described in the above table were approved by the Audit Committee. Audit fees for 2004 were substantially higher than 2003 mainly due to the audit of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. The audit-related fees were substantially higher than 2003 mainly due to the audits of the Company’s construction services business, which were reimbursed by InfraSource, the purchaser of the construction services business.

A representative of PwC will be available at the Annual Meeting of Shareholders to make a statement, if he so desires, and to answer appropriate questions.

SHAREHOLDER PROPOSALS, COMMUNICATIONS
AND RECOMMENDATIONS FOR DIRECTOR NOMINEES

Shareholder Proposals
To be included in the proxy statement and proxy for the 2006 Annual Meeting of Shareholders, a shareholder’s proposal must be received at the Company's principal executive offices no later than December 14, 2005.

For any shareholder proposal that is not submitted for inclusion in next year's proxy statement, but is instead sought to be presented at the 2006 Annual Meeting, SEC rules permit the Company to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on February 27, 2006, and advises shareholders in the 2006 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on February 27, 2006.
Proposals and notices of intention to present proposals should be addressed to: Ms. Sherry L. Abbott, Corporate Secretary, 1411 Third Street, Suite A, Port Huron, Michigan 48060.

Communications with the Board of Directors
Shareholders may communicate with the Board of Directors or any of the directors by sending written communications addressed to the Board of Directors or any of the directors, c/o Ms. Sherry L. Abbott, Corporate Secretary, 1411 Third Street, Suite A, Port Huron, Michigan 48060. All communications are collected by the Corporate Secretary and forwarded to the Board of Directors or individual directors, as appropriate.

Director Nominee Recommendations
Shareholder recommendations of director nominees should be sent to the Nominating and Corporate Governance Committee, c/o Ms. Sherry L. Abbott, Corporate Secretary, 1411 Third Street, Suite A, Port Huron, Michigan 48060. Such recommendations should be made in writing accompanied by: (a) the potential nominee’s qualifications and other relevant biographical information to permit an appropriate evaluation; (b) contact information (name, phone number and address) for the shareholder suggesting the potential nominee and proof of share ownership; (c) contact information for the potential candidate; and (d) the signed consent of the potential nominee to serve as a director. Recommendations received by December 14, 2005, will be considered by the Committee for the 2006 Annual Meeting of shareholders. Recommendations received after December 14, 2005, will be considered for the 2007 Annual Meeting.

OTHER BUSINESS

Management knows of no matters (other than those listed in the Notice of Annual Meeting) which are to be brought before the meeting. However, if any other matters are presented for action, it is the intention of the persons named in the enclosed proxy to vote in accordance with their judgment.

It is important that proxies be returned promptly to avoid unnecessary expenses. Therefore, all holders of Common Stock (even those planning to attend the meeting) are urged, regardless of the number of shares owned, to sign, date and return the enclosed proxy in the business-reply envelope, also enclosed, or submit a proxy by telephone or internet in accordance with the instructions on the enclosed proxy card. Shareholders attending in person may withdraw their proxies and vote in person.

A copy of the Company's Annual Report on Form 10-K, including the financial statements for the year ended December 31, 2004, required to be filed with the SEC, will be provided by the Company without charge upon written request to SEMCO Energy, Inc. Investor Relations, 2301 West Big Beaver Road, Suite 212, Troy, Michigan 48084.

APPENDIX

Revised and Restated:
December 9, 2004
SEMCO Energy, Inc.

CHARTER
OF THE
AUDIT COMMITTEE

PURPOSE

The primary purpose of the Audit Committee of SEMCO Energy, Inc. (the “Company”) is to assist the Board of Directors in fulfilling its responsibility to oversee (i) management’s conduct of the Company’s financial reporting process, including oversight of financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, (ii) the Company’s systems of internal accounting and financial controls, (iii) the annual independent audit of the Company’s financial statements and (iv) the Company’s legal compliance and ethics programs as established by management and the Board.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of the Company. The Board and the Committee are in place to represent the Company’s shareholders; accordingly, the Company's independent auditors are ultimately accountable to the Board and the Committee. The term "independent auditor(s)" as used in this charter refers to the public accounting firm that performs for the Company audits required by the SEC.

  I.    MEMBERSHIP

The membership of the Audit Committee shall be comprised exclusively of not less than three independent Directors. The Committee’s composition shall meet the requirements of the Audit Committee Policy of the New York Stock Exchange and the requirements pursuant to the Sarbanes-Oxley Act of 2002. Accordingly, all of the members shall be directors:
  (i)   whose sole remuneration from the Company is from Director's compensation;
 (ii)   who have no relationship to the Company that may interfere with the exercise of their independence from management and the Company as affirmatively determined by the Board;
(iii)   who have undergone a three-year "cooling off" period if they were (a) former employees of the Company, (b) former employees of the Company's independent auditor, (c) former employees of any company whose compensation committee includes an officer of the Company, or (d) immediate family members of (a) through (c) above; and
 (iv)     who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee shall have accounting or related financial management expertise.
A majority of the members must be present at each meeting to constitute a quorum. In the absence of a member, the Chairperson may select an alternate member from the Board who meets the membership criteria established above. Such alternate member to attend with full voting power. Members of the Audit Committee shall be appointed annually by the Board. No member may serve more than nine consecutive years.

 II.    COMMITTEE CHAIRPERSON

Annually, the Committee will appoint one of the Committee’s members as Chairperson. No Chairperson shall serve more than three consecutive years. The Chairperson presides over the meetings of the Committee and reports to the Board.

III.    ADMINISTRATIVE SECRETARY

The Corporate Secretary of the Company shall be responsible, with the Chairperson of the Committee, for preparation of agendas for and minutes of Committee meetings.

 IV.   VACANCIES

If a vacancy occurs among the membership of the Committee, the Board of Directors may appoint a Director who meets the membership criteria established in Section I above to fill such vacancy for the remaining term.

  V.   RESPONSIBILITIES

It is the responsibility of the Audit Committee to understand and assess the financial reporting and internal controls of the Company. The Committee’s job is one of oversight. It recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the independent auditors are responsible for auditing those statements. Additionally, the Committee recognizes that financial management, as well as independent auditors, have more time, knowledge and more detailed information regarding the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. This responsibility entails the following:

A.       Assessing the Company’s accounting policies and reporting and control procedures.

B.       Evaluating the rationale for financial information presented to shareholders and others, including principles followed, amounts determined and disclosures made.

C.       Overseeing the internal audit function.

D.       Overseeing the adequacy and security of the Company’s information systems as they relate to the financial integrity of the Company.

E.       Evaluating risk identification and management in the Company.

F.       Overseeing compliance with legal, regulatory and other requirements and Company policies.

G.	Establishing procedures for:
▪	Receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and
▪	The confidential, anonymous submission, by Company employees, of concerns regarding questionable accounting or auditing matters.

H.
Requesting from the independent auditors annually a formal written statement delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard Number 1; discussing with the independent auditors any such disclosed relationships and their impact on the independent auditors’ independence; and recommending that the Board take appropriate action in response to the independent auditors’ report to satisfy itself of the auditors’ independence.

I.	Preparing a report to be included in the annual proxy statement, stating whether or not the Committee has:

1.	Reviewed and discussed the Company’s audited financial statements with management;

2.	Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, Communicating With Audit Committees;

3.
Received the written disclosure and letter from the independent accountants (delineating all relationships they have with the company) and has discussed with them their independence, as required by Independence Standards Board (“ISB”) Standard No. 1; and

4.	Recommended to the Board of Directors that the audited financials be included in the Company’s Annual Report on Form 10-K, based on the review and discussions referred to above.

J.	Set clear hiring policies for employees or former employees of the independent auditors.

 VI.   AUTHORITY

The Committee shall have the ultimate authority and responsibility to select, evaluate, approve fees and, where appropriate, replace the Company’s independent auditor. If the internal audit function is performed by an auditing firm rather than by employees of the Company, the Committee shall have similar authority as it relates to the internal auditors. If the internal audit function is performed by employees of the Company, the Committee shall have the authority to evaluate the performance of the function as a whole and determine whether or not the function should be performed by employees or outsourced.

Non-audit services to be performed by the Company's independent auditor must be pre-approved by the Audit Committee.

The Committee shall have the authority to obtain advice and assistance from independent legal, accounting or other advisors.

VII.   ACTIVITIES OF THE COMMITTEE

The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide, with the understanding that the Committee may diverge from this guide as appropriate given the circumstances. In carrying out its responsibilities, the Committee shall:

A.       Review with management and the independent auditors the audited financial statements, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations", to be included in the Company’s Annual Report on Form 10-K and Annual Report to Shareholders, and review and consider with the independent auditors the matters required to be discussed by Statement of Accounting Standards (“SAS”) No. 61.

B.       Review with the independent auditors:
▪	the critical accounting policies and procedures to be used by the Company;
▪	Alternative treatments of financial information within GAAP discussed with management, ramifications of use, and the treatment preferred by the audit firm;
▪	Written communications with management such as management letters or schedule of unadjusted differences.

C.       Review with management and the independent auditors the Company’s interim financial results, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations", to be included in the Company’s quarterly reports to be filed with the Securities and Exchange Commission and the matters required to be discussed by SAS No. 61. This review shall occur prior to the Company’s filing of the Form 10-Q and prior to the quarterly release of earnings to the public.

D.       Discuss with management earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

E.       Report to the Board the results of audits by independent auditors.

F.       Meet periodically with and communicate directly with the independent auditors.

1.   Review the reports rendered by the independent auditors with particular concern for any significant exceptions noted in their reports.

2.   Discuss with the independent auditors any unusual or significant matters that developed during the course of their procedures which should be communicated to the Board.

3.   Annually approve and discuss the scope of their examination of the Company with the independent auditors.

G.    At least annually, obtain and review a report by the independent auditors describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor's independence) all relationships between the independent auditor and the Company.

H.      Gain an understanding of the Company’s business, including its products, services, customers, distribution channels, market characteristics, competitive factors, regulatory constraints and requirements and accounting issues.

I.        Review and evaluate management’s responses to independent and internal audit reports.

J.          Oversee the internal audit function and assess management’s system of internal controls.

1.    Approve the scope of internal audit plans and budgets.

2.    Meet privately with the internal auditors at least annually.

3.    Instruct the internal auditors to advise the Committee of any areas requiring special attention.

4.    Review and report to the Board where appropriate significant findings of internal audit reports.

5.    Discuss with management and the independent auditors the quality and adequacy of the Company’s internal controls.

K.        Require independent auditors to provide their professional judgment concerning appropriate accounting principles and disclosure practices.

L.        Focus the Committee’s deliberations and inquiries of management and auditors on key risks facing the Company, including:

1.    Strategic risks - relating to doing the wrong things.

2.    Operating risks - relating to doing the right things the wrong way.

3.    Financial risks - relating to losing financial resources or incurring unacceptable liabilities.

4.    Information risks - relating to inaccurate or non-relevant information, unreliable systems and inaccurate or misleading reports.

5.    Regulatory and other compliance risks.

M.         Review the Company’s Code of Conduct and recommend Board approval of the Code or any amendments thereto. Review management’s program to monitor compliance therewith and compliance with relevant laws and regulations.

N.         Meet periodically with the Company’s General Counsel to discuss legal matters that may significantly affect the Company and its financial statements.

O.         Review the Company’s income tax status and inquire as to the status of related tax reserves.

P.         Review officers’ and directors’ expenses, perquisites and use of Company assets.

Q.         Assess the adequacy of controls over the development and use of information technology in the Company.

R.         Review and assess annually the adequacy of this Charter.

S.         Monitor compliance with SEC Staff Accounting Bulletin No. 99, Materiality.

T.         Prepare an annual Audit Committee Plan for review and approval by the Board of Directors.

U.         Annually conduct a performance evaluation of the Audit Committee.

VIII.    MEETINGS - LOCATION AND NUMBER

The Committee shall meet at least three times during the year and as otherwise scheduled by the Chairperson of the Committee or by the Board of Directors.

C/O CORPORATE TRUST OPERATIONS P.O. BOX 92301 CLEVELAND, OH 44193-0900
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 23, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 23, 2005. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL -
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SEMCO Energy, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717 by May 23, 2005.

NOTE:   If you vote by Internet or telephone, you DO NOT NEED TO MAIL BACK your proxy card. Your Internet or telephone instructions will authorize the proxy in the same manner as if you returned a signed proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:     ☒
SMCEN1                      KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SEMCO ENERGY, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
"FOR" ITEM 1.

Vote on Directors

1. To elect as Directors the nominees listed below: 01) Harvey I. Klein 02) George A. Schreiber, Jr. 03) John C. van Roden, Jr.	For Withold For All All All Except ☐ ☐ ☐	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

For address changes and/or comments, please check this box
and write them on the back where indicated.                            ☐

Joint owners should each sign personally. Trustees and
others signing in a representative capacity should indicate
the capacity in which they sign.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

SEMCO Energy, Inc.

Annual Meeting of Shareholders -- May 24, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shares of stock you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" Item 1.

By signing the proxy, you revoke all prior proxies and appoint Thomas J. Connelly and Mark A. Moses (the Named Proxies), and each of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Shareholders of SEMCO Energy, Inc., to be held May 24, 2005 at 10:00 a.m. EDT, in Marysville, Michigan, at Crystal Gardens, 1195 Gratiot Boulevard, and all adjournments.

Address Changes/Comments:______________________________________________________________________________

________________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

See reverse for voting instructions.